UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 2, 2007

_______________

RENTRAK CORPORATION

(Exact name of registrant as specified in charter)

Oregon

(State or other jurisdiction of incorporation)

0-15159 (Commission File Number)	93-0780536 (IRS Employer Identification No.)
One Airport Center 7700 N.E. Ambassador Place Portland, Oregon (Address of principal executive offices)	97220 (Zip Code)

Registrant's telephone number, including area code:

(503) 284-7581

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On February 2, 2007, Rentrak Corporation ("Rentrak") entered into an employment agreement dated as of January 1, 2007, with Kenneth M. Papagan as Executive Vice President—New Business and Strategic Planning.

General Terms

The agreement provides for:

•

An initial term expiring December 31, 2007, with (a) automatic renewal for successive one-year periods unless Rentrak gives notice of nonrenewal by a specified date each year and (b) automatic extension for an additional two years if a change in control occurs during the term of the agreement.

•	An annual base salary of $300,000, beginning January 1, 2007.
•	Opportunities to receive annual bonus compensation based on Rentrak's net income and satisfaction of predetermined performance criteria approved by Rentrak's Compensation Committee.
•	Receipt of awards under Rentrak's 2005 Stock Incentive Plan as determined in the discretion of the Compensation Committee.
•	Severance payments as described below.

Severance During Term of Agreement

If Mr. Papagan dies or becomes disabled during the term of the agreement, he or his estate will be entitled to accrued base salary and other employee benefits through the date of termination of employment. If Mr. Papagan is terminated during the term of the agreement and before a change in control of Rentrak occurs, by Rentrak without cause or by Mr. Papagan for good reason, in addition to the benefits payable as described in the preceding sentence, Mr. Papagan will be entitled to receive severance payments in the amount of his monthly base salary during a severance period of (a) three months for each full four years of continuous service, (b) six months, or (c) the remaining term of the agreement, whichever is longest. Medical benefits will also be continued during this period. If employment is terminated during the term of the agreement and after a change in control of Rentrak occurs, either without cause or for good reason, Mr. Papagan will be entitled to receive a lump sum payment equal to two times his then-current annual base salary and average annual bonus amount (including any commissions), subject to reduction if his resulting after-tax benefit would be larger due to the effect of the excise tax on excess parachute payments. He will also be entitled to continuation of medical benefits for two years. No severance benefits are payable if employment is terminated by Rentrak for cause or voluntarily by Mr. Papagan other than for good reason. The terms "cause," "good reason," and "change in control" are defined in the agreements.

Severance After Term of Agreement

The agreement also provides for continuation of medical benefits and for severance payments in the event employment is terminated by Rentrak without cause, or by Mr. Papagan with good reason, after expiration of the term, provided Mr. Papagan has been employed by Rentrak for at least five consecutive years. The total amount of the severance payments will equal Mr. Papagan's monthly base salary then in effect times (a) three months for each full four years of continuous service or (b) six months, whichever is longer.

The above summary description of the employment agreement is qualified in its entirety by the full text of the agreement, a copy of which is filed as Exhibit 10.1 to this report and incorporated by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits:

The following exhibit is filed with this Form 8-K:

10.1	Employment Agreement between Rentrak Corporation and Kenneth M. Papagan dated as of January 1, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RENTRAK CORPORATION
Dated: February 21, 2007	By:	/s/ Mark L. Thoenes
Mark L. Thoenes Executive Vice President and Chief Financial Officer

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